News Release

For Immediate Release                        For Further Information, Contact:
March 6, 2008                               George Lancaster, Hines
        713/966-7676
        George_lancaster@hines.com

HINES REIT ACQUIRES 2555 GRAND IN KANSAS CITY

(KANSAS CITY, MO) – The Kansas City office of Hines, the international real estate firm, announced today that Hines REIT has acquired 2555 Grand, a 595,600-square-foot, 24-story Class A office building located in Kansas City, MO, from Crown Center Redevelopment Corporation. The seller was represented by CB Richard Ellis Group, Inc. in the transaction. Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.

    The property is situated on a 1.95-acre site in close proximity to the Charles B. Wheeler Downtown Airport as well as all major Kansas City thoroughfares. Located in Crown Center, one of the nation’s first mixed-use redevelopments, the building is connected to the area’s entertainment, shopping and restaurant venues via The Link, an 880-foot-long glass-enclosed elevated pedestrian bridge. The property is proximate to numerous parks and attractions, including Washington Park and the nearby Science City at Union Station, which Hines restored and renovated in 1999.

    Designed by the architecture firm Zimmer Gunsul Frasca Architects and completed in 2003, 2555 Grand is clad in granite on the first and second floors.  The lobby is formed by a two-story glass curtain wall.  The abundance of natural light in the lobby combined with travertine floors and wood and granite accents throughout creates an elegant space that graciously welcomes both visitors and tenants to the building.  Parking for 2,716 vehicles is provided in a nine-level semi-enclosed garage located on the adjacent block east of the building. Direct vehicle and pedestrian access to the building is provided via a connected underground tunnel.

    The building is 100 percent leased to Shook, Hardy & Bacon, L.L.P. as its world headquarters through February 2024.

     “We believe 2555 Grand is solid investment for Hines REIT due to its superb location in the Crown Center submarket, combined with the first class building quality and tenancy,” said Charles Hazen, president of Hines REIT.

    “Hines has had a presence in Kansas City for over a decade, and this is an exciting opportunity for the firm to expand its longstanding presence in this market,” said Hines Vice President John Wood.

    Hines REIT is a Houston-based public real estate investment trust sponsored by Hines.  Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 42 properties, two of which are located outside of the United States.  For additional information about Hines REIT, please see www.hinesreit.com.

    Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in 68 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $19.9 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations,  projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” sections of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.